                                                                Exhibit 10 (p)
                                                                Page 1 of 6

                              SEVERANCE AGREEMENT


         THIS SEVERANCE AGREEMENT IS MADE AS OF THE 20 DAY OF JANUARY, 1997 WITH REFERENCE TO THE FOLLOWING:

         1.      Parties.  The parties to this Severance Agreement
("Agreement") are:

                 1.1 Bruce M. Jaffe, an individual (referred to herein as "Jaffe"); and

                 1.2 Bell Industries, Inc., a California corporation (referred to herein as "Bell").

         2. Recitals. This Agreement is entered into with reference to the following facts:

                 2.1 Employment History. Jaffe was employed by Bell in an executive capacity for over 25 years; his most recent office being President and Chief Operating Officer. Jaffe voluntarily resigned his office at Bell on or about November 18, 1996 and this Agreement, inter alia, confirms his voluntary resignation, effective as of December 17, 1996.

                 2.2 Existing Employment Agreement. The parties hereto executed an Employment and Retirement Compensation Agreement dated as of February 15, 1995 (the "Employment Agreement") setting forth the terms of Jaffe's employment with, and retirement benefits from, Bell. The parties acknowledge and agree that this Agreement represents a settlement and compromise of rights, claims and defenses, arising under the Employment Agreement and/or Jaffe's employment by Bell.

         3.      Mutual General Release.

                 In consideration of the terms and provisions of this Agreement except as specifically set forth herein, Jaffe does hereby release and discharge Bell and its respective successors, affiliates, officers, directors, agents, and employees and Bell does hereby release and discharge Jaffe from any and all claims, debts, liabilities, demands, obligations, contracts, omissions, accounts, liens, promises, acts, agreements, costs, losses and expenses of every type, character and kind, nature or description (including, but not limited to, attorneys' fees), damages, actions, defenses and causes of action for any and all acts, of whatever kind or nature, including, without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed (collectively referred to as "claims"), including, but not limited to, any claims based on, arising out of, related to or connected with the subject matter of the claims referred to in paragraph 2, above, and
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                                                   Exhibit 10 (p)
                                                   Page 2 of 6

any and all facts in any manner arising out of, related or pertaining to or connected with those claims, including but not limited to, any claims arising from rights under federal, state, and local laws relating to the regulation of federal or state tax payments or accounting, to federal or state laws which prohibit discrimination on the basis of race, national origin, religion, sex, age, marital status, pregnancy, handicap, perceived handicap, ancestry, sexual orientation, or any other form of discrimination, or to laws such as workers' compensation laws, which provide rights and remedies for injuries sustained in the workplace or any common law claims of any kind, including, but not limited to, contract, tort, and property rights including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, breach of privacy, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress, loss of consortium, breach of fiduciary duty, violation of public policy and any other common law claim of any kind whatever, any claims for severance pay, sick leave, family leave, liability pay, vacation, life insurance, bonuses, health insurance, disability or medical insurance or any other fringe benefit or compensation, and all rights or claims arising under the Employee Retirement Income Security Act of 1974 ("ERISA"), or pertaining to ERISA regulated benefits.

                  3.1 Prohibition of Other Claims. Neither Jaffe nor Bell has filed, nor will either file at any time in the future, any statutory, civil, or administrative claim, complaint, or charge of any kind whatever with any state or federal court, administrative agency, or tribunal of any kind whatever, concerning any subject matter connected with, or pertaining or relating to the issues referred to in this paragraph 3, or paragraph 2, above, and the parties agree that this Agreement and the consideration exchanged in this Agreement are contingent upon this promise not to file any such claim, complaint or charge of any kind whatsoever.

         4.      Consideration.

                  4.1 Monetary Consideration. The parties agree that Bell shall pay to Jaffe, pursuant to the terms of this Agreement, the consideration set forth on Exhibit A hereto.

                  4.2 Confidentiality. Except as provided in this paragraph, Jaffe agrees with and represents to Bell that the existence, fact, terms, or provisions of or information concerning this Agreement, as well as the matters released in this Agreement, shall remain absolutely confidential and shall not be disclosed to the mass media or the press, or to any person, firm, corporation, or other entity (collectively referred to as "any person"), with the sole and exclusive exception of Jaffe's accountant or attorneys (if any) as





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                                                                Exhibit 10 (p)
                                                                Page 3 of 6

required only for the rendition of such professional services, so long as any such attorneys or accountant is informed of this confidentiality agreement and is instructed by and agrees to retain the confidentiality of this Agreement.

                  4.3 Confidential Information. Jaffe further agrees that he will not in any fashion, form or manner, either directly or indirectly, solicit or use for his own purposes or for the purposes of any third party, whether person, firm, entity or corporation, or divulge, disclose, or communicate to any person, firm, corporation or entity of any kind material "confidential information" in any form concerning Bell. As used herein "confidential information" means (i) descriptions of or information concerning the performance of services agreed to and undertaken by Bell; (ii) the status of work in progress or future development plans; (iii) any list, compilation, report or other description or information relating to customers, "contract individuals" with customers, prices charged, services performed, employee histories or relations, agreements or relations with agents, shareholders, contractors or other business-related contacts of any kind; (iv) any list, compilation, report or other description of or information concerning business or product or process development, projections, data, figures, estimates, accounting procedures, promotions or tax records; or (v) any other legally-protected confidential information concerning the business of Bell, or any of its officers, directors, employees or related entities, its manner of operation, its plans, including without limitation for product or process development, processes, trade secrets, commercial intentions, business practices or financial condition. Jaffe also agrees that he will not attempt to cause any employee of Bell or its subsidiaries to terminate his or her employment with Bell or such subsidiary and become employed by another entity.

                  4.4 Company Information. Jaffe also warrants and represents that he has returned to Bell all information and related reports, files, memoranda, records, financial records or statements or technical or business information, credit cards, cardkey passes, door and file keys, computer access codes, software, and other physical or personal property pertaining to or owned by Bell which Jaffe received or prepared or helped prepare while he was an employee of Bell or in connection with his status as an employee of Bell ("Company Information and Assets"). Jaffe further warrants and represents that he has not retained and will not retain any copies, duplicates, reproductions or excerpts in any form of Company Information and Assets, or provide such Company Information and Assets to any third party, including any person, firm, corporation or entity of any kind.

                  4.5 Full Consideration. The parties expressly agree that the above-referenced consideration is offered and accepted as a complete and final settlement, as fully





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                                                                Exhibit 10 (p)
                                                                Page 4 of 6

described in this Agreement, of any and all claims and obligations whatsoever.

         5. Section 1542 of the Civil code. Jaffe and Bell expressly waive any and all rights under Section 1542 of the Civil Code of the State of California, or any other federal or state statutory rights or rules, or principles of common law or equity, or those of any jurisdiction, government, or political subdivision, similar to section 1542 ( similar provision"). Thus, Jaffe and Bell may not invoke the benefits of Section 1542 or any similar provision in order to prosecute or assert in any manner any claims that are released under this Agreement. Section 1542 provides as follows:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

         6. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the parties to this Agreement, and each of them. In the case of Bell, this Agreement is intended to release and inure to the benefit of Bell's subsidiaries (whether or not wholly owned), divisions, predecessors and their shareholders, officers, directors, agents, representatives, employees, and subsidiaries and any and all other related individuals and entities, if any, individually as well as in the capacity indicated.

         7. Integration. This Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties to this Agreement. No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by any party to this Agreement, except as specifically set forth in this Agreement. All prior and contemporaneous discussions, negotiations, agreements, and policies have been and are merged and integrated into, and are superseded by, this Agreement.

         8. Modifications. No modification, amendment or waiver of any of the provisions contained in this Agreement, or any future representations, promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any party to this Agreement unless made in writing and signed by such party or by a duly authorized officer or agent of such party.

         9. Severability. In the event that any provision of this Agreement should be held to be void, voidable, unlawful or for any reason unenforceable, the remaining provisions or





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                                                               Exhibit 10 (p)
                                                               Page 5 of 6


portions of this Agreement shall remain in full force and effect.

         10. Independent Advice From Counsel. Each of the parties had the opportunity to receive prior independent advice from legal counsel of his or its choice with respect to the advisability of making the settlement provided for in this Agreement and with respect to the advisability of executing this Agreement.

         11. Execution in Counterparts. This Agreement may be executed and delivered in any number of counterparts or copies ("counterpart") by the parties to this Agreement. When each party has signed and delivered at least one counterpart to the other party to this Agreement, each counterpart shall be deemed an original and, taken together, shall constitute one and the same Agreement, which shall be binding and effective as to the parties to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                       Bell Industries, Inc.


                                       By: /s/ THEODORE WILLIAMS
                                          ---------------------------------
                                                Theodore Williams
                                               (authorized officer)

                                           /s/ BRUCE M. JAFFE
                                       ------------------------------------
                                               (Bruce M. Jaffe)





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                                                              Exhibit 10 (p)
                                                              Page 6 of 6


                                  EXHIBIT "A"


(1)      Cash Payment re Employment Contract  (includes medical benefits)    $1,020,000

(2)      1996 Management Bonus                                                   65,000

(3)      Payable in twelve monthly installments commencing January 1997         150,000

(4)      Executive Deferred Compensation (in accordance with plan)               20,000

(5)      Executive Life Insurance (Jaffe may purchase at Bell's cost)

(6)      Bell will pay Jaffe's normal COBRA costs for 18 months.

(7)      Stock Option Vesting

         1993 Grant--all options granted shall be vested

         1994 Grant--in addition to options vested through
                     Jaffe's termination date, an additional
                     6,020 shares shall be deemed vested

                     all vested option grants must be exercised

                     on or before March 31, 1997 at which time the options expire





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